Exhibit 16.1

[Arthur Andersen LLP Letterhead]

June 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated June 6, 2002 of Intrado Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:	Michael D. Dingman, Jr. Chief Financial Officer Intrado Inc.